SETTLEMENT AND RELEASE AGREEMENT


THIS AGREEMENT is entered into effective as of the 29th day of July, 1999, by and between Cardiovascular Laboratories, Inc., with a principal place of business at 999 Old Eagle School Road - Suite 108, Wayne, PA 19087 (hereinafter referred to as "CLI") and ATL Financial Services, Inc., a Washington Corporation, with a principal place of business at 22100 Bothall Everett Highway, Bothell, WA, 98041, (hereinafter referred to as "ATLFS").

                                    RECITALS

WHEREAS CLI entered into numerous leases with the predecessor and parent company to ATLFS, known at various times as ATL Washington, Inc., ATL Ultrasound, Inc., and most recently as Advanced Technology Laboratories, Inc., (hereinafter referred to as "ATL"), which leases are specifically identified in Exhibit I, which is attached hereto and incorporated by this reference (hereinafter referred to as "the Leases"), and which leases having been formally assigned to ATLFS by such parent company and subsequently securitized by ATLFS; and

WHEREAS CLI failed to make timely payments under the Leases and received a notice of default pursuant to the terms of the Leases by ATLFS; and

WHEREAS CLI made certain allegations of business interference with existing business of CLI by a certain business representative of ATL; and

WHEREAS ATLFS now services the Leases and has full legal responsibility for resolving any and all of the issues relative to the Leases with CLI; and

WHEREAS CLI has returned certain equipment to ATLFS to which ATLFS has given value and credited the outstanding balance of lease payments due from CLI with such amount, and CLI has obtained additional separate financing; and

WHEREAS CLI and ATL, after lengthy negotiation, now wish to resolve any and all disputes between them;

NOW THEREFORE, for and in consideration of the mutual promises and covenants contained herein, and for good and valuable consideration, the receipt and adequacy of which is acknowledged by each of the parties hereto, the parties hereto agree as follows:

                                CLI'S OBLIGATIONS

     Payment. CLI agrees to pay ATLFS Four Hundred Thirty Eight Thousand Ninety Seven and No/100 Dollars (438,097), by wire transfer to the account of ATLFS pursuant to instructions to be provided by ATLFS prior to such transfer immediately upon execution of this Agreement by CLI.

     Waiver and Release of Claims by CLI. With the exception of the obligations set forth in this Agreement, CLI hereby waives and releases any and all claims, causes of action and rights, whether known or unknown, contingent or non-contingent, contractual or otherwise against ATLFS and ATL, or any of its related, affiliated or subsidiary organizations and each of their respective directors, officers, agents, representatives and employees, including, but not limited to, Robert L. Cedzo ("Releases") arising out of, or relating to the Leases, or any other matter. CLI makes this commitment even though it understands that it may not, as of this date, know all of these claims, and that it is relinquishing the right to pursue any claims which it could have pursued before courts or administrative agencies without having the opportunity to pursue those claims to a trial and have the damages set by a judge and/or jury.

     Customer Service Provided by ATL. CLI agrees that issues concerning customer service provided by ATL to CLI are, and will ultimately be subject to the policies and decisions of ATL. CLI understands that ATLFS has not participated and does not participate in the creation of such customer service policies, and further, acknowledges that ATLFS cannot be responsible to CLI for any decisions of ATL made concerning service issues, with respect to CLI.

                               ATLFS'S OBLIGATIONS

     Value of Returned Equipment. ATLFS acknowledges that CLI has returned equipment to ATLFS and agrees that the value of such equipment shall be equal to the outstanding balance of CLI on the Leases. As of the date of this Agreement, ATLFS acknowledges that CLI has fulfilled its equipment return obligation with respect to this Agreement.

     Satisfaction of Lease Payments. Upon execution of this Agreement by CLI, ATLFS agrees to reduce all outstanding balances due ATLFS from CLI to zero and thereafter the records of ATLFS shall reflect the satisfaction of all lease payments due under the Leases from CLI to have been satisfied as of the date of this Agreement.

     Equipment Retained by CLI. ATLFS agrees that upon receipt of the payment from CLI under paragraph 1 of this Agreement, that CLI shall retain and have free and clear title to the equipment specified on Exhibit II, attached hereto and incorporated herein by this reference, including all attachments, accessories, replacement parts, substitutions, additions, repairs and all proceeds thereof currently and in the future, in the possession of CLI.

     Customer Service Provided by ATL. ATLFS acknowledges and is aware of ATL customer service policies as they may apply to CLI, and it is ATLFS' understanding and belief that upon payment in full of all outstanding balances for past customer service provided by ATL to CLI, and only in that event, will CLI become eligible for future customer service provided by ATL on a time and materials basis. It is the further understanding and belief of ATLFS that such eligibility of CLI to obtain ATL customer service is further conditioned upon pre-paying for such services requested.

     Waiver and Release of Claims by ATLFS. With the exception of the obligations set forth in this Agreement, ATLFS hereby waives and releases any and all claims, causes of action and rights, whether known or unknown, contingent or non-contingent, contractual or otherwise against CLI, or any of its related, affiliated or subsidiary organizations and each of their respective directors, officers, agents, representatives and employees, past and present, and each of their successors and assigns ("Releases") arising out of, or relating to the Leases, or any other matter, with the exception of any matter, services or business CLI may have had or has directly with ATL. ATLFS makes this commitment even though it understands that it may not, as of this date, know all of these claims, and that it is relinquishing the right to pursue any claims which it could have pursued before courts or administrative agencies without having the opportunity to pursue those claims to a trial and have the damages set by a judge and/or jury.

                                  MISCELLANEOUS

     No Admission of Liability. This Settlement and Release Agreement shall not be construed as an admission of liability by ATL of any liability, breach of any agreement between ATL and CLI, or violation by ATL of any statute, law or regulation.

     Governing Law and Venue. This Agreement shall be governed by the laws of the State of Washington in effect as of the date of this Agreement. In any dispute arising out of or related to this Agreement, the parties agree that venue shall be had in King County, State of Washington.

     Enforcement. Interpretation and enforcement of this Agreement shall be governed by the substantive and procedural laws that exist in the State of Washington on the date of execution of this Agreement. In any action to enforce any of the provisions of this Agreement, the prevailing party shall be entitled to recover its reasonable attorney's fees and costs, in addition to any other damages and remedies available at law or in equity.

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first set forth above.


ATL FINANCIAL SERVICES, INC.


By: /s/ John Medina
    -------------------------------
    John Medina, President

Date: July 29, 1999


CARDIOVASCULAR LABORATORIES, INC.

By: /s/ Timothy W. Cunningham
    -------------------------------
    Timothy W. Cunningham, Chairman

Date: July 29, 1999